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EXHIBIT 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE INCREASES OWNERSHIP INTEREST IN PENSKE TRUCK LEASING

Estimates Accretion of $0.10 on an Annualized Basis

BLOOMFIELD HILLS, MI, September 7, 2017 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, announced today that it has acquired an additional 5.5% interest in Penske Truck Leasing Co., L.P. (“PTL”),  a leading provider of transportation services and supply chain management, from subsidiaries of GE Capital Global Holdings, LLC, for approximately $239 million. The purchase price was funded using the existing liquidity on the company’s U.S. credit agreement.

By acquiring the additional 5.5% ownership interest in PTL, the company expects to realize earnings accretion, additional cash flow from cash tax savings and an increase in the annual cash distribution PTL provides to its partners.  The company estimates the earnings per share accretion from this transaction of $0.10 per share on an annualized basis.

PAG will continue to account for the ownership interest in PTL using the equity method of accounting and will record its share of PTL’s earnings under the caption “Equity in earnings of affiliates” in its statement of income.

At the same time, Mitsui & Co., Ltd. (“Mitsui”), our second largest shareholder, acquired an additional 10% ownership interest in PTL at the same valuation.  After completion of these transactions, PTL is owned 41.1% by Penske Corporation, 28.9% by Penske Automotive Group, and 30% by Mitsui.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, Canada and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand.  PAG employs more than 25,000 people worldwide and is a member of the Fortune 500 and Russell 2000.  For additional information visit the company’s website at www.penskeautomotive.com.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.'s future earnings accretion potential. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: economic conditions generally, conditions in the credit markets and changes in interest rates and foreign currency exchange rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters, recall or other disruptions that interrupt the supply of vehicles or parts to us, changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive's business, markets, conditions and other uncertainties, which could affect Penske Automotive's future performance. These risks and uncertainties are addressed in Penske Automotive's Form 10-K for the year ended December 31, 2016, and its other filings with the Securities and Exchange Commission ("SEC"). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

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Inquiries should contact:

J.D. Carlson	Anthony R. Pordon
Executive Vice President and	Executive Vice President Investor Relations
Chief Financial Officer	and Corporate Development
Penske Automotive Group, Inc.	Penske Automotive Group, Inc.
248-648-2810	248-648-2540
jcarlson@penskeautomotive.com	tpordon@penskeautomotive.com

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